EXHIBIT (99a)

Following is selected financial data by reportable segment:

	First Quarter 13 Weeks Ended		Second Quarter 13 Weeks Ended		Third Quarter 13 Weeks Ended		Fourth Quarter 13 Weeks Ended		Year-to-Date 52 Weeks Ended
	April 4, 2004	April 6, 2003	July 4, 2004	July 6, 2003	October 3, 2004	October 5, 2003	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales:
Sporting Goods	$121,579	$93,428	$124,122	$101,670	$192,360	$176,086	$144,906	$130,274	$582,967	$501,458
Activewear	117,415	116,646	151,702	152,453	215,064	197,445	174,582	160,351	658,763	626,895
All Other	12,799	17,909	13,947	13,802	15,232	14,470	14,544	11,729	56,522	57,910

Total net sales	$251,793	$227,983	$289,771	$267,925	$422,656	$388,001	$334,032	$302,354	$1,298,252	$1,186,263

Segment operating income:
Sporting Goods	$12,288	$8,255	$12,267	$6,884	$23,949	$21,771	$10,306	$15,294	$58,810	$52,204
Activewear	(2,600)	1,776	13,350	12,118	25,051	18,030	16,299	18,676	52,100	50,600
All Other	1,138	4,979	2,018	2,305	1,131	2,347	2,763	738	7,050	10,369

Total Segment operating income	$10,826	$15,010	$27,635	$21,307	$50,131	$42,148	$29,368	$34,708	$117,960	$113,173

A reconciliation of total segment operating income to consolidated income before income taxes is as follows:

	First Quarter 13 Weeks Ended		Second Quarter 13 Weeks Ended		Third Quarter 13 Weeks Ended		Fourth Quarter 13 Weeks Ended		Year-to-Date 52 Weeks Ended
	April 4, 2004	April 6, 2003	July 4, 2004	July 6, 2003	October 3, 2004	October 5, 2003	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total segment operating income	$10,826	$15,010	$27,635	$21,307	$50,131	$42,148	$29,368	$34,708	$117,960	$113,173

Unallocated amounts:
Corporate expenses	(2,809)	(2,281)	(4,003)	(3,124)	(6,809)	(3,135)	(5,569)	(3,689)	(19,190)	(12,229)
Interest expense, net	(7,187)	(7,167)	(7,754)	(7,443)	(8,222)	(7,826)	(7,680)	(7,227)	(30,843)	(29,663)

Other	—	—	—	—	—	(1,415)	—	(5,888)	—	(7,303)

Consolidated income before income taxes	$830	$5,562	$15,878	$10,740	$35,100	$29,772	$16,119	$17,904	$67,927	$63,978